                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 4)

                                 NEUROCHEM INC.
                                -----------------
                                (NAME OF COMPANY)

                           COMMON SHARES, NO PAR VALUE
                           ---------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    64125K101
                                    ---------
                                 (CUSIP NUMBER)

                              DR. FRANCESCO BELLINI
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 NEUROCHEM INC.
                            275 ARMAND FRAPPIER BLVD.
                          LAVAL, QUEBEC H7V 4A7, CANADA
                                 (450) 680-4500
                                 --------------
           (PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)
                                  JULY 30, 2004
                                  -------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

                                  SCHEDULE 13D                PAGE 2 OF 18 PAGES


--------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      P. P. LUXCO HOLDINGS II S.A.R.L.
--------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
 2.                                                                       (b)[ ]
--------------------------------------------------------------------------------

      SEC USE ONLY
 3.
--------------------------------------------------------------------------------

      SOURCE OF FUNDS (See Instructions)
 4.   AF
--------------------------------------------------------------------------------

      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]
 5.
--------------------------------------------------------------------------------

      CITIZENSHIP OR PLACE OF ORGANIZATION
 6.   LUXEMBOURG
--------------------------------------------------------------------------------

               7.   SOLE VOTING POWER                   0
  NUMBER OF    -----------------------------------------------------------------
   SHARES
BENEFICIALLY   8.   SHARED VOTING POWER                 10,718,368(1)
 OWNED BY      -----------------------------------------------------------------
   EACH
 REPORTING     9.   SHARED DISPOSITIVE POWER            0
PERSON WITH:   -----------------------------------------------------------------

               10.  SHARED DISPOSITIVE POWER            10,718,368(1)
--------------------------------------------------------------------------------

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11.  10,718,368(1)
--------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] 12.
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 13.  31.3%
--------------------------------------------------------------------------------

      TYPE OF REPORTING PERSON
 14.  CO
--------------------------------------------------------------------------------



-------------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

                                  SCHEDULE 13D                PAGE 3 OF 18 PAGES


--------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      PICCHIO PHARMA INC.
--------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
 2.                                                                       (b)[ ]
--------------------------------------------------------------------------------

      SEC USE ONLY
 3.
--------------------------------------------------------------------------------

      SOURCE OF FUNDS (See Instructions)
 4.   AF
--------------------------------------------------------------------------------

      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]
 5.
--------------------------------------------------------------------------------

      CITIZENSHIP OR PLACE OF ORGANIZATION
 6.   CANADA
--------------------------------------------------------------------------------

               7.   SOLE VOTING POWER                   0
  NUMBER OF    -----------------------------------------------------------------
   SHARES
BENEFICIALLY   8.   SHARED VOTING POWER                 10,718,368(1)
 OWNED BY      -----------------------------------------------------------------
   EACH
 REPORTING     9.   SHARED DISPOSITIVE POWER            0
PERSON WITH:   -----------------------------------------------------------------

               10.  SHARED DISPOSITIVE POWER            10,718,368(1)
--------------------------------------------------------------------------------

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11.  10,718,368(1)
--------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] 12.
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 13.  31.3%
--------------------------------------------------------------------------------

      TYPE OF REPORTING PERSON
 14.  HC, CO
--------------------------------------------------------------------------------



-------------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

                                  SCHEDULE 13D                PAGE 4 OF 18 PAGES


--------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      FMRC FAMILY TRUST
--------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
 2.                                                                       (b)[ ]
--------------------------------------------------------------------------------

      SEC USE ONLY
 3.
--------------------------------------------------------------------------------

      SOURCE OF FUNDS (See Instructions)
 4.   OO
--------------------------------------------------------------------------------

      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]
 5.
--------------------------------------------------------------------------------

      CITIZENSHIP OR PLACE OF ORGANIZATION
 6.   ALBERTA
--------------------------------------------------------------------------------

               7.   SOLE VOTING POWER                   0
  NUMBER OF    -----------------------------------------------------------------
   SHARES
BENEFICIALLY   8.   SHARED VOTING POWER                 10,718,368(1)
 OWNED BY      -----------------------------------------------------------------
   EACH
 REPORTING     9.   SHARED DISPOSITIVE POWER            0
PERSON WITH:   -----------------------------------------------------------------

               10.  SHARED DISPOSITIVE POWER            10,718,368(1)
--------------------------------------------------------------------------------

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11.  10,718,368(1)
--------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] 12.
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 13.  31.3%
--------------------------------------------------------------------------------

      TYPE OF REPORTING PERSON
 14.  OO
--------------------------------------------------------------------------------



-------------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

                                  SCHEDULE 13D                PAGE 5 OF 18 PAGES


--------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      JOHN W. CHURCHILL
--------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
 2.                                                                       (b)[ ]
--------------------------------------------------------------------------------

      SEC USE ONLY
 3.
--------------------------------------------------------------------------------

      SOURCE OF FUNDS (See Instructions)
 4.
--------------------------------------------------------------------------------

      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]
 5.
--------------------------------------------------------------------------------

      CITIZENSHIP OR PLACE OF ORGANIZATION
 6.   CANADA
--------------------------------------------------------------------------------

               7.   SOLE VOTING POWER                   0
  NUMBER OF    -----------------------------------------------------------------
   SHARES
BENEFICIALLY   8.   SHARED VOTING POWER                 10,718,368(1)
 OWNED BY      -----------------------------------------------------------------
   EACH
 REPORTING     9.   SHARED DISPOSITIVE POWER            0
PERSON WITH:   -----------------------------------------------------------------

               10.  SHARED DISPOSITIVE POWER            10,718,368(1)
--------------------------------------------------------------------------------

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11.  10,718,368(1)
--------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] 12.
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 13.  31.3%
--------------------------------------------------------------------------------

      TYPE OF REPORTING PERSON
 14.  IN
--------------------------------------------------------------------------------



-------------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

                                  SCHEDULE 13D                PAGE 6 OF 18 PAGES


--------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      VERNON H. STRANG
--------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
 2.                                                                       (b)[ ]
--------------------------------------------------------------------------------

      SEC USE ONLY
 3.
--------------------------------------------------------------------------------

      SOURCE OF FUNDS (See Instructions)
 4.
--------------------------------------------------------------------------------

      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]
 5.
--------------------------------------------------------------------------------

      CITIZENSHIP OR PLACE OF ORGANIZATION
 6.   CANADA
--------------------------------------------------------------------------------

               7.   SOLE VOTING POWER                   0
  NUMBER OF    -----------------------------------------------------------------
   SHARES
BENEFICIALLY   8.   SHARED VOTING POWER                 10,718,368(1)
 OWNED BY      -----------------------------------------------------------------
   EACH
 REPORTING     9.   SHARED DISPOSITIVE POWER            0
PERSON WITH:   -----------------------------------------------------------------

               10.  SHARED DISPOSITIVE POWER            10,718,368(1)
--------------------------------------------------------------------------------

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11.  10,718,368(1)
--------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] 12.
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 13.  31.3%
--------------------------------------------------------------------------------

      TYPE OF REPORTING PERSON
 14.  IN
--------------------------------------------------------------------------------



-------------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

                                  SCHEDULE 13D                PAGE 7 OF 18 PAGES


--------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      POWER TECHNOLOGY INVESTMENT CORPORATION
--------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
 2.                                                                       (b)[ ]
--------------------------------------------------------------------------------

      SEC USE ONLY
 3.
--------------------------------------------------------------------------------

      SOURCE OF FUNDS (See Instructions)
 4.
--------------------------------------------------------------------------------

      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]
 5.
--------------------------------------------------------------------------------

      CITIZENSHIP OR PLACE OF ORGANIZATION
 6.   CANADA
--------------------------------------------------------------------------------

               7.   SOLE VOTING POWER                   916,666
  NUMBER OF    -----------------------------------------------------------------
   SHARES
BENEFICIALLY   8.   SHARED VOTING POWER                 10,718,368(1)
 OWNED BY      -----------------------------------------------------------------
   EACH
 REPORTING     9.   SHARED DISPOSITIVE POWER            916,666
PERSON WITH:   -----------------------------------------------------------------

               10.  SHARED DISPOSITIVE POWER            10,718,368(1)
--------------------------------------------------------------------------------

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11.  11,635,034(1)
--------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] 12.
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 13.  33.9%
--------------------------------------------------------------------------------

      TYPE OF REPORTING PERSON
 14.  HC, CO
--------------------------------------------------------------------------------



-------------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

                                  SCHEDULE 13D                PAGE 8 OF 18 PAGES


--------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      DR. FRANCESCO BELLINI
--------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
 2.                                                                       (b)[ ]
--------------------------------------------------------------------------------

      SEC USE ONLY
 3.
--------------------------------------------------------------------------------

      SOURCE OF FUNDS (See Instructions)
 4.
--------------------------------------------------------------------------------

      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]
5.
--------------------------------------------------------------------------------

      CITIZENSHIP OR PLACE OF ORGANIZATION
 6.   CANADA
--------------------------------------------------------------------------------

               7.   SOLE VOTING POWER                   274,999*
  NUMBER OF    -----------------------------------------------------------------
   SHARES
BENEFICIALLY   8.   SHARED VOTING POWER                 0
 OWNED BY      -----------------------------------------------------------------
   EACH
 REPORTING     9.   SHARED DISPOSITIVE POWER            274,999*
PERSON WITH:   -----------------------------------------------------------------

               10.  SHARED DISPOSITIVE POWER            0
--------------------------------------------------------------------------------

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11.  274,999*
--------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] 12.
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 13.  0.9%
--------------------------------------------------------------------------------

      TYPE OF REPORTING PERSON
 14.  IN
--------------------------------------------------------------------------------



-------------------
* Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

                                  SCHEDULE 13D                PAGE 9 OF 18 PAGES


     This Amendment No. 4 amends the Schedule 13D filed on October 3, 2003, as amended (the "Statement"), and is filed by (i) P.P. Luxco Holdings II S.A.R.L.,
(ii) Picchio Pharma, Inc., (iii) FMRC Family Trust, (iv) John W. Churchill, (v) Vernon H. Strang, (vi) Power Technology Investment Corporation and (vii) Dr. Francesco Bellini, relating to the common stock, no par value, of Neurochem Inc., a corporation organized under the Canada Business Corporation Act. Unless otherwise indicated, all capitalized terms used herein shall have the meanings given to them in the Statement, and unless amended hereby, all information previously filed remains in effect.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

     Item 6 is hereby amended and supplemented by the following:

     On July 30, 2004, Luxco entered into a guarantee agreement with National Bank of Canada dated July 30, 2004, pursuant to which Luxco guaranteed the obligations of Picchio arising under a Credit Agreement between Picchio and National Bank of Canada dated July 30, 2004 (the "Credit Agreement") and Hedging Agreements (as defined in the Credit Agreement) up to a principal amount of CDN $40,000,000. As security for its obligations under the guarantee granted by Luxco, Luxco pledged 2,400,000 Neurochem Shares.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

     The following Exhibits are added and attached hereto:

     P. Credit Agreement, dated July 30, 2004 by and between Picchio and National Bank of Canada.

     Q. Pledge Agreement, dated July 30, 2004 by and between Luxco and National Bank of Canada

     R. Guarantee Agreement, dated July 30, 2004 by and between Luxco and National Bank of Canada.

                                  SCHEDULE 13D               PAGE 10 OF 18 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: July 30, 2004

                                       P.P. LUXCO HOLDINGS II S.A.R.L.

                                       By:    /s/ Francesco Bellini
                                              ---------------------------

                                       Name:  Dr. Francesco Bellini
                                       Title: Manager

                                       By:    /s/ Stephane Hadet
                                              ---------------------------
                                       Name:  Stephane Hadet
                                       Title: Manager

                                  SCHEDULE 13D               PAGE 11 OF 18 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: July 30, 2004

                                        PICCHIO PHARMA INC.

                                        By:    /s/ Francesco Bellini
                                               --------------------------
                                        Name:  Dr. Francesco Bellini
                                        Title: Chairman and Director

                                  SCHEDULE 13D               PAGE 12 OF 18 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: July 30, 2004

                                       FMRC FAMILY TRUST

                                       By:    /s/ Vernon H. Strang
                                              ----------------------------
                                       Name:  Vernon H. Strang
                                       Title: Trustee

                                  SCHEDULE 13D               PAGE 13 OF 18 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: July 30, 2004

                                       /s/ John Churchill
                                       --------------------------
                                       JOHN W. CHURCHILL, Trustee

                                  SCHEDULE 13D               PAGE 14 OF 18 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: July 30, 2004

                                       /s/ Vernon H. Strang
                                       --------------------
                                       VERNON H. STRANG

                                  SCHEDULE 13D               PAGE 15 OF 18 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: July 30, 2004

                                       /s/ Francesco Bellini
                                       ---------------------
                                       DR. FRANCESCO BELLINI

                                  SCHEDULE 13D               PAGE 16 OF 18 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: July 30, 2004

                                       POWER TECHNOLOGY INVESTMENT
                                       CORPORATION

                                       By:    /s/ Leslie Raenden
                                              --------------------------------
                                       Name:  Leslie Raenden
                                       Title: Executive Vice-President Finance

                                  SCHEDULE 13D               PAGE 17 OF 18 PAGES


                                  EXHIBIT INDEX

EXHIBIT               NAME

--------------------------------------------------------------------------------
A.        Directors and Executive Officers of Power Corporation of Canada.*

--------------------------------------------------------------------------------
B. Persons who may be deemed in control of Power Technology Investment Corporation.*

--------------------------------------------------------------------------------
C.        Directors and Executive Officers of the Filing Persons.***

--------------------------------------------------------------------------------
D. Subscription Agreement by and among Neurochem Inc., P.P. Luxco Holdings II S.A.R.L. and Picchio Pharma Inc., dated July 25, 2002.*

--------------------------------------------------------------------------------
E. Shareholders Agreement by and among Power Investment Technology Corporation, FMRC Family Trust, Picchio Pharmaceuticals Inc. and
          Dr. Francesco Bellini, as amended, dated December 17, 2001.*

--------------------------------------------------------------------------------
F.        Warrant dated July 25, 2002.*

--------------------------------------------------------------------------------
G.        Warrant dated February 18, 2003.*

--------------------------------------------------------------------------------
H.        Joint Filing Agreement.*
--------------------------------------------------------------------------------
I. Memorandum of Agreement between Torquay Consultadoria y Servicios LDA and Power Technology Investment Corporation, dated May 5, 2004, with an effective date of May 6, 2004.**

--------------------------------------------------------------------------------
J. Waiver to the Shareholders Agreement, as amended, by and among Power Tech, Vernon H. Strang, FMRC, Picchio, and Dr. Bellini, effective as of April 30, 2004.**

--------------------------------------------------------------------------------
K. Waiver to the Shareholders Agreement, as amended, by and among Power Tech, Vernon H. Strang, FMRC, Picchio, and Dr. Bellini, effective as of May 27, 2004 up until August 31, 2004.***

--------------------------------------------------------------------------------
L. Memorandum of Agreement, dated as of May 28, 2004, by and between DKR Saturn Event Driven Holding Fund Ltd. and Power Tech.***

--------------------------------------------------------------------------------
M. Memorandum of Agreement, dated as of May 28, 2004, by and between DKR Saturn Multi-Strategy Holding Fund Ltd. and Power Tech.***

--------------------------------------------------------------------------------


--------------
*       Previously filed with Schedule 13D on October 3, 2003.
**      Previously filed with Amendment No. 2 to Schedule 13D on May 11, 2004.
***     Previously filed with Amendment No. 3 to Schedule 13D on July 26, 2004.
****    Filed herewith.

                                  SCHEDULE 13D               PAGE 18 OF 18 PAGES


--------------------------------------------------------------------------------
N. Memorandum of Agreement, dated as of July 22, 2004, by and between Viking Global Equities LP and Power Tech.***

--------------------------------------------------------------------------------
O. Memorandum of Agreement, dated as of July 22, 2004, by and between VGE III Portfolio Ltd. and Power Tech.***

--------------------------------------------------------------------------------
P. Credit Agreement, dated by and between Picchio and National Bank of Canada.****

--------------------------------------------------------------------------------
Q. Pledge Agreement, dated July 30, 2004 by and between Luxco and National Bank of Canada.****

--------------------------------------------------------------------------------
R. Guarantee Agreement, dated July 30, 2004 by and between Luxco and National Bank of Canada.****

--------------------------------------------------------------------------------

--------------
*       Previously filed with Schedule 13D on October 3, 2003.
**      Previously filed with Amendment No. 2 to Schedule 13D on May 11, 2004.
***     Previously filed with Amendment No. 3 to Schedule 13D on July 26, 2004.
****    Filed herewith.